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EXHIBIT 99.1

    First Community Bancorp (the "Company") (Nasdaq: FCBP) today announced the completion of the acquisition of all of the outstanding common and preferred stock of First Charter Bank, N.A. ("First Charter"). First Charter has been merged into First Professional Bank, N.A. with First Professional being the surviving entity. This acquisition is being accounted for using purchase accounting.

    The Company also has a pending merger based upon an agreement (the "Agreement") to acquire all of the outstanding common stock of Pacific Western National Bank ("Pacific Western").

    The Agreement provides that the shareholders of the outstanding common shares and options to purchase common shares of Pacific Western will be paid $37.15 per share. The merger is subject to standard conditions, including the approval of the shareholders of Pacific Western and bank regulatory agencies. Upon receipt of the approvals and satisfaction or waiver of other conditions, the transaction is expected to close in the first quarter of 2002 and will be accounted for using purchase accounting.

    As of June 30, 2001, on pro forma basis with First Charter, the Company is approximately a $750 million bank holding company operating in the markets of northern San Diego County through Rancho Santa Fe National Bank, the desert communities of the Coachella Valley and the Morongo Basin through First Community Bank of the Desert and in west Los Angeles, the San Fernando Valley, Pasadena and Riverside County through First Professional Bank. Each bank operates under its own name with Rancho Santa Fe National Bank having branches in Rancho Santa Fe, San Diego's Golden Triangle, Escondido and Carlsbad. First Community Bank of the Desert has branches in Palm Springs, Indian Wells, Cathedral City, Yucca Valley and Twentynine Palms. First Professional has branches in Santa Monica, Beverly Hills, Pasadena, Tarzana and Redlands.

Forward-Looking Statements

    This press release includes forward-looking statements that involve inherent risks and uncertainties. First Community Bancorp and First Charter Bank, N.A. caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which First Community Bancorp and First Charter Bank, N.A. operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating the operations of First Community Bancorp, Rancho Santa Fe National Bank, First Community Bank of the Desert, First Professional Bank, N.A. and First Charter Bank, N.A.

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EXHIBIT 99.1
Forward-Looking Statements